UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          TELEMALL COMMUNICATIONS, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

             NEVADA                                    88-022660
             ------                                    ---------
 (State or other jurisdiction of                    (I.R.S. Employer
  incorporation or organization)                   Identification No.)

            5030 S. Paradise Rd. #C-213 Las Vegas, Nevada 89119-1214
            --------------------------------------------------------
                         (Address of Executive Offices)

                             Stock Compensation Plan
                             -----------------------
                            (Full title of the plan)

                                  Rick Sullivan
                           5030 S. Paradise Rd. #C-213
                          Las Vegas, Nevada 89119-1214
                          ----------------------------
                     (Name and address of agent for service)

                                  702-739-8899
                                  ------------
          (Telephone number, including area code of agent for service)

                                   COPIES TO:
                             Claudia J. Zaman, Esq.
                         10850 Wilshire Blvd. Suite 1170
                              Los Angeles, CA 90024
                                  (310)441-7684

Exhibit Index on page 9                                  Commission page 1 of 24
--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of       Amount to be     Propose             Proposed         Amount
securities      registered      Maximum         Maximum aggregate      Of
to be                           Offering        Offering price(1)   registra-
registered                    Price/share(1)                        tion fee
--------------------------------------------------------------------------------
Common Stock 691,000 shares       .14               96,740.00         $100
 .001 par value
under Stock
Compensation Plan

----------
(1) Calculated in accordance with Rule 457(b)(1) using the average of the bid and asked prices for the Common Stock as of February 5, 1997.

                                     PART II

Item 3.     Incorporation of Documents by Reference.

      The Registrant incorporates the following documents by reference in the Registration Statement, which documents are not required to be filed with this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

      (b) The Registrant's Quarterly reports on Form 10-QSB and 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Registrant's reports on Form 8-K filed by the Registrant on or about June 27, 1996, filed by the Registrant pursuant to Section 15(d) of the Securities Exchange of 1934, as amended.

      All documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, or prior to the filing of the post-effective amendment to this Registration Statement which indicates that all Securities offered hereunder have been sold, or which deregisters all the securities covered hereunder which remain unsold under this Registration Statement, shall be deemed to be incorporated by reference in the Registration Statement and to be a part here of from the date of filing such documents.

Item 4.     Description of Securities

Common Stock

      The Registrant's authorized capitalization is 50,000,000 shares of Common Stock, par value $.001 per share, of which 8,875,105 shares were issued and outstanding as of February 11, 1997. Each share of the Registrant's Common Stock is entitled to one vote at the meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members of the Board of Directors. The Registrant's Board of Directors have authority, without action by the Registrant's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage of ownership of the Registrant of its shareholders and which may dilute the book value of the Common Stock.

      Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of the Common Stock are entitled to share equally in corporate assets after satisfied of all liabilities. Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of the funds legally available for the payment of dividends. The Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Preferred Shares

      The Registrant is authorized to issue 10,000,000 shares of Preferred Convertible Shares, $10.00 par value. As of February 4, 1997, there were 514,000 shares of issued and outstanding Preferred Convertible Shares. Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established except that no series may have preemptive rights. The Board of Directors is also authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constitution any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

Item 5.     Interest of Counsel and Named experts

            Not Applicable.

Item 6.     Indemnification of Officers and Directors.

      The Registrant's Articles of Incorporation and Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Registrant are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.     Exemption from Registration Claimed

      The issuance of the securities to be offered hereby were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale". The offer and sale has been made to one buyer which the Registrant has reasonable grounds to believe is acquiring shares for investment and which has knowledge and experience in financial and business matters to be able to evaluate the merits and risks of the securities, and has been provided and has access to all of the Registrant's reports filed with the Commission and other relevant information. To date, 691,000 shares of the registrant's Common Stock, $.001 value, have been issued pursuant to the Registrant's Stock Compensation Plan. All the shares issued bear, and those to be issued will bear, an appropriate restrictive legend to prevent resales in violation of the Securities Act of 1933. Appropriate stop transfer instructions have been issued to the registrant's transfer agent.

Item 8.     Exhibits.

1     Articles of Incorporation, as amended(1)

2     Bylaws (1)

5     Opinion and Consent of Claudia J. Zaman Attorney At Law

10    Stock Compensation Plan

11 Consulting Agreement by and between the Registrant and Investors Capital Enterprises

24    Consent of Merle S. Finkel, CPA

24.2  Consent of Claudia J. Zaman Attorney At Law (2)

(1) Incorporated by reference to the Registrant's quarterly report on Form 10-Q for the period ended June 30, 1996 and Registrant's Form 8-K filed on June 27, 1996.
(2)   Included in Exhibit 5.

Item 9.     Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or election of a managing underwriter;

provided, however, that paragraphs a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requiremetns for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Las Vegas, State of Nevada, on this 12th day of February, 1996.

                                   TELEMALL COMMUNICATIONS, INC.


                                   By: /s/
                                       -------------------------------------
                                          Rick Sullivan, Chairman & Chief
                                          Executive Officer

      Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Rick Sullivan, Chairman, or his successor in office, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments thereto) this Registration Statement on Form S-8 of Telemall Communications, Inc.and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue thereof.

      Pusuant to the requirements of the Securities Act of 2933, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature                           Title                   Date
---------                           -----                   ----

/s/                           Chairman & Chief              February 12, 1996
------------------------      Executive Officer
Rick Sullivan

/s/                           Director, Secretary           February 12, 1996
------------------------
Eric Savage

/s/                           Director                      February 12, 1996
------------------------
Beryl Wolk


/s/                           Chief Financial               February 12, 1996
------------------------      Officer
Roy Giorgi

                                  EXHIBIT INDEX

Exhibit        Description
-------        -----------
5              Opinion and Consent of Claudia Zaman Attorney
               At Law

10             1997 Consultant Stock Compensation Plan

11             Consulting Agreement by and between the
               Registrant and Investors Capital Enterprises

24             Consent of Merle S. Finkel, CPA